UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________

FORM 8-K
________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 26, 2019
____________
R1 RCM Inc.
(Exact Name of Registrant as Specified in Charter)
 ____________

Delaware	001-34746	02-0698101
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 North Michigan Avenue, Suite 2700, Chicago, Illinois	60611
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (312) 324-7820
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	RCM	Nasdaq
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.
Credit Agreement
On June 26, 2019, R1 RCM Inc. (the “Company”) and certain of its subsidiaries entered into a new senior credit agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent, and the lenders named therein, for the new senior secured credit facilities (the “Senior Secured Credit Facilities”), consisting of a $325.0 million senior secured term loan facility (the “Senior Term Loan”) and a $100.0 million senior secured revolving credit facility (the “Senior Revolver”). The proceeds will be used, in addition to cash on hand, (1) to pay certain fees and expenses incurred in connection with the Credit Agreement and the Refinancing (as hereinafter defined), (2) repay, in full, all existing indebtedness under the Credit Agreement, dated as of May 8, 2018, by and among the Company and certain of its subsidiaries, Bank of America, N.A., as administrative agent, and the lenders named therein (the “Existing Credit Agreement”), permanently terminate all commitments thereunder, release and terminate all liens securing such Existing Credit Agreement, and discharge all guarantees thereunder, (3) repay, in full, the subordinated notes issued under that Subordinated Note Purchase Agreement, dated as of May 8, 2018, by and among the Company and certain of its subsidiaries, TI IV ACHI Holdings, LP, IHC Health Services, Inc. and Ascension Health Alliance d/b/a Ascension (the “Note Purchase Agreement”) and discharge all guarantees thereunder (the repayment and related releases, termination and discharges described in clauses (2) and (3), the “Refinancing”), and (4) to finance working capital needs of the Company and its subsidiaries for general corporate purposes.
The Senior Term Loan has a five-year maturity and the Senior Revolver has a five-year maturity. The Credit Agreement provides that the Company may make one or more offers to the lenders, and consummate transactions with individual lenders that accept the terms contained in such offers, to extend the maturity date of the lender’s term loans and/or revolving commitments, subject to certain conditions, and any extended term loans or revolving commitments will constitute a separate class of term loans or revolving commitments.
All of the Company’s obligations under the Senior Secured Credit Facilities are guaranteed by the subsidiary guarantors named therein (the “Subsidiary Guarantors”). Pursuant to (1) the Security Agreement, dated as of June 26, 2019 (the “Security Agreement”), among the Company, the Subsidiary Guarantors and Bank of America, N.A., as administrative agent, and (2) the Guaranty, dated as of June 26, 2019 (the “Guaranty”), among the Company, the Subsidiary Guarantors and Bank of America, N.A., as administrative agent, subject to certain exceptions, the obligations under the Senior Secured Credit Facilities are secured by a pledge of 100% of the capital stock of certain domestic subsidiaries owned by the Company and a security interest in substantially all of the Company’s tangible and intangible assets and the tangible and intangible assets of each Subsidiary Guarantor.
The Senior Revolver includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as the “swing loans.” Any issuance of letters of credit or making of a swing loan will reduce the amount available under the revolving credit facility. Upon closing, the Company incurred $60,000,000 in borrowings under the Senior Revolver.
At the Company’s option, the Company may add one or more new term loan facilities or increase the commitments under the Senior Revolver or request to add one or more series of junior lien term loans or notes, subordinated term loans or notes or senior unsecured term loans or notes, or any bridge facility (collectively, the “Incremental Borrowings”) in an aggregate amount of up to $115.0 million plus any additional amounts so long as certain conditions, including a consolidated first lien leverage ratio (as defined in the Credit Agreement) of not more than 3.25 to 1.00 (on a pari passu basis) or compliance with the applicable financial covenants for such period (on a junior or unsecured basis), in each case on a pro forma basis, are satisfied.
Borrowings under the Senior Secured Credit Facilities bear interest, at the Company’s option, at: (i) an ABR rate equal to the greater of (a) the prime rate of Bank of America, N.A., (b) the federal funds rate plus 0.5% per annum, and (c) the Eurodollar rate for an interest period of one-month beginning on such day plus 100 basis points, plus the applicable Base Rate Margin (as set forth below) (provided that the Eurodollar rate applicable to the Term Loan Facility shall not be less than 0.00% per annum); or (ii) the Eurodollar rate (provided that the Eurodollar rate applicable to the Term Loan Facility shall not be less than 0.00% per annum), plus the applicable LIBOR Rate Margin (as set forth below). The Company is also required to pay an unused commitment fee to the lenders under the Senior Revolver at the Unused Commitment Fee Rate (as set forth below) of the average daily unutilized commitments. The Company must also pay customary letter of credit fees, including a fronting fee as well as administration fees.
As set forth herein, the applicable Base Rate Margin, LIBOR Rate Margin and Unused Commitment Fee Rates are as follows:

Total Lien Net Leverage Ratio	Base Rate Margin	LIBOR Rate Margin	Unused Commitment Fee Rate
≥ 3.00:1.00	1.75%	2.75%	0.50%
< 3.00:1.00 but ≥ 2.50:1.00	1.50%	2.50%	0.45%
< 2.50:1.00 but ≥ 2.00:1.00	1.25%	2.25%	0.40%
< 2.00:1.00 but ≥ 1.50:1.00	1.00%	2.00%	0.35%
< 1.50:1.00	0.75%	1.75%	0.30%

The Credit Agreement requires the Company to make mandatory prepayments, subject to certain exceptions, with: (i) beginning with fiscal year 2020, 50% (which percentage will be reduced upon the Company’s achievement of certain total net leverage ratios) of the Company’s annual excess cash flow; (ii) 100% of net cash proceeds of all non-ordinary course assets sales or other dispositions of property or casualty events, subject to certain exceptions and thresholds; and (iii) 100% of the net cash proceeds of any debt incurrence, other than debt permitted under the Credit Agreement. Commencing September 30, 2019, the Company is required to repay the Senior Term Loan portion of the Senior Secured Credit Facilities in quarterly principal installments of $4,062,500 through June 30, 2021, $6,093,750 through June 30, 2023, and $8,125,000 through March 31, 2024, with the balance payable at maturity.
The Credit Agreement contains two financial covenants. (1) The Company is required to maintain at the end of each fiscal quarter, commencing with the quarter ending September 30, 2019, a consolidated total net leverage ratio of not more than 4.75 to 1.00. This consolidated ratio will step down in increments to 4.50 to 1.00 commencing with the fiscal quarter ending June 30, 2020, 4.25 to 1.00 commencing with the fiscal quarter ending June 30, 2021, and 3.50 to 1.00 commencing with the fiscal quarter ending June 30, 2022. (2) The Company is required to maintain at the end of each such fiscal quarter, commencing with the quarter ending September 30, 2019, a consolidated interest coverage ratio of not less than 2.50 to 1.00. This consolidated ratio will step up in increments to 2.75 to 1.00 commencing with the fiscal quarter ending June 30, 2020, 3.00 to 1.00 commencing with the fiscal quarter ending June 30, 2021, and 3.25 to 1.00 commencing with the fiscal quarter ending June 30, 2022.
The Credit Agreement also contains a number of covenants that, among other things, restrict, subject to certain exceptions, the Company’s ability and the ability of its subsidiaries to: (i) incur additional indebtedness; (ii) create liens on assets; (iii) engage in mergers or consolidations; (iv) sell assets; (v) pay dividends and distributions or repurchase the Company’s capital stock; (vi) make investments, loans or advances; (vii) repay certain junior indebtedness; (viii) engage in certain transactions with affiliates; (ix) enter into sale and leaseback transactions; (x) amend material agreements governing certain of the Company’s junior indebtedness; (xi) change the Company’s lines of business; (xii) make certain acquisitions; and (xiii) limitations on the letter of credit cash collateral account. The Credit Agreement contains customary affirmative covenants and events of default.
The foregoing summary of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 1.02     Termination of a Material Definitive Agreement.

The information set forth under "Item 1.01 Entry into a Material Definitive Agreement" is incorporated into this Item 1.02 by reference.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated into this Item 2.03 by reference.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.
The following exhibits are furnished as part of this Current Report on Form 8-K:

Exhibit No.	Description
10.1
Credit Agreement, dated as of June 26, 2019, by and among R1 RCM Inc., the other parties party thereto as Credit Parties (as defined therein), Bank of America, N.A., as administrative agent and the financial institutions party thereto as lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	June 26, 2019

R1 RCM Inc.

		By:	/s/ Christopher S. Ricaurte

Christopher S. Ricaurte
Chief Financial Officer and Treasurer